Exhibit 10.16

MANAGEMENT

CONSULTANCY AGREEMENT

between

Gesellschaft für Patientenhilfe DGP mbH

registered with the commercial register at the

local court of Munich (HRB 162433)

represented by its managing director:

Dr. Alexander Molnar

Lindenstrasse 27, 81545 München

– hereinafter referred to as the “Principal” –

and

Leiter & Partner Unternehmensberater

Partnerschaftsgesellschaft,

registered with the partnership register at the

local court of Munich (PR 474)

represented by its Partner:

Dr. Josef Leiter

Luise-Ullrich-Str. 2

D-82031 Grünwald

– hereinafter referred to as the “Contractor” –

RECITALS

1.	The Principal provides disease management services to payors (Krankenkassen).

2.	The services provided by the Principal include disease management services for chronically ill patients (e.g., with congestive heart failure) in Germany (hereinafter: “DM Services”). It is intended that further DM Services shall be developed and marketed to existing and future clients in Germany and elsewhere in Europe (hereinafter: “Future DM Services”).

3.	The Principal’s business has recently completed its start up phase and is now in a more robust business building mode. As a consequence, additional and / or a different mix of resources are needed to accelerate growth. Therefore, the Principal retains the Contractor as an advisor to assist in the strategic development of the Principal’s business.

The parties agree as follows:

§ 1

SERVICES

1.	The Contractor shall perform management consultancy services for the DM Services as well as the Future DM Services (the “DM Consultancy Services”) and shall act as an advisor to the Principal with respect to expanding disease management services (the “Advisory Services”). The DM Consultancy Services and the Advisory Services (hereinafter jointly referred to as the “Contractual Services”) are defined in Annex 1.

2.	The Contractor shall provide (subject to § 6 below), for the duration of this contract on average 4 days per week and 44 weeks per year, consulting capacity, namely Dr. Josef Leiter (hereinafter: “Consultant”), to perform the Contractual Services as agreed in the following.

3.	The Contractor shall perform the Contractual Services with the due and diligent care of a prudent businessman complying with all applicable laws. The Contractor shall ensure at its best endeavours that the economic goals set up in the Principal’s business plans are met.

4.	In performing the Contractual Services, the Contractor shall be guided by the Principal’s business plan and guidelines as well as by the group company guidelines and policies.

5.	Upon request by the Principal, the Contractor shall provide the Principal with sufficient information regarding the provision of the Contractual Services. Principal and Contractor shall agree on the form and content of reports in due course.

6.	Unless provided for otherwise in this Agreement, the Contractor shall be free to determine its activities, location and hours of work.

§ 2

CONTRACTOR’S OFFICE/ALLOCATION OF COSTS

1.	The Principal shall provide the Contractor with office space at the Principal’s premises at its own expenses. For the avoidance of doubt, the Contractor shall not be obliged to use such office space but may use its own office facilities.

2.	Upon termination or expiry of this Agreement, the Contractor shall vacate the office premises without undue delay, at the latest within a period of one month.

§ 3

REMUNERATION/PAYMENTS

1.	In consideration of performed Contractual Services, the Contractor shall be entitled to a fixed monthly lump-sum fee in the amount of € 20,833.00 plus VAT at the applicable statutory rate.

2.	The fixed monthly lump-sum fee shall be for any and all Contractual Services to be rendered by the Contractor under this Agreement, except for expenses to be reimbursed in accordance with § 5 of this Agreement.

3.	The fixed monthly lump-sum fee shall be paid in arrears to an account specified by the Contractor. The monthly lump-sum fee shall become due within ten banking days (Frankfurt/Main) following the receipt of proper invoices by the Principal.

4.	The Contractor’s invoices shall be prepared in accordance with Sec. 14 of the German VAT Act (Umsatzsteuergesetz).

§ 4

PAYMENT OF TAXES AND SALARIES

For the avoidance of doubt, the Contractor shall be solely responsible for any tax payments and other duties, if any, relating to the remuneration due under this Agreement as well as for any salaries (including social insurance payments) for the Contractor’s staff (if any). The Contractor shall indemnify the Principal against any such payments.

§ 5

REIMBURSEMENTS

1.	The Principal shall reimburse the Contractor, on submission of respective receipts, for all necessary and appropriate travel and other expenses incurred in direct relation to the Contractual Services. For this purpose, the parties shall agree on a budget and on reimbursement rules. If no agreement can be reached, the Principal may determine the budget and the reimbursement rules at its reasonable discretion.

2.	Any expenses to be reimbursed in accordance with this § 5.1 shall be included in the Contractor’s monthly invoices to be submitted in accordance with § 3 of this Agreement. If not contested by the Principal, the Principal shall reimburse the expenses within 10 banking days (Frankfurt/Main) following the receipt of proper invoices.

§ 6

EXCLUSIVITY/AVOIDANCE OF CONFLICTS OF INTEREST

1.	For the duration of this Agreement, the Contractor (or any of its current partners (each a Partner and together the Partners), including in particular but not limited to, Josef Leiter, employees or business entities) shall not provide services similar to the Contractual Services to third parties who are competing with the Principal. For the avoidance of doubt: Principal provides disease management services. Principal and Contractor are in agreement that the board responsibilities of Dr. Josef Leiter with DENT-iV GmbH (dentist management, physician payment services) and Immokasse GmbH (reverse mortgages) as well as his responsibilities as managing director (Geschäftsführer) of Leiter & Cie. GmbH and LCap GmbH do not represent services similar to the Contractual Services within the meaning of this paragraph and are hereby approved by the Principal. The Principal allows Dr. Josef Leiter to continue beforementioned responsibilities as long as these do not prevent him from effectively delivering services under this Management Consultancy Agreement. Principal and Contractor are in agreement that the professional activities of the other partner in the Contractor, Dr. Stefanie Leiter, including real estate consulting, do not represent services similar to the Contractual Services within the meaning of this paragraph.

2.	The Contractor must not request, obtain a promise of, or accept gifts, allowances or payments from a person exercising or intending to exercise business relations to or competing with the Principal. This does not apply, however, to reasonable and typical allowances obtained in connection with the performance of the Contractual Services (e.g. business meals within the normal range). The Contractor shall without delay inform the Principal of any such allowances and of any offers for any such allowances by third parties.

§ 7

POST CONTRACTUAL NON – COMPETE PROVISION

The Contractor and any of its Partners hereby agree to refrain for a period of 2 (two years) following expiration (Beendigungszeitpunkt) of this Consultancy Agreement to render directly nor indirectly professional services to any enterprise and /or person doing business in the same business field as the Principal is active at the time of expiration of this Consultancy Agreement. The Contractor and / or each of its Partners further shall not acquire any shares or interests in such a competing enterprise nor participate in or establish such competing business unless such acquisition is made for investment purposes only and provided that no control over the management can be exercised. The obligation contained in the foregoing sentences shall apply to the area of Germany and / or, if so, other European countries in which the Company is active (in the sense as stated in sentence 1 of this paragraph). The before obligations shall be binding on (i) the Contractor and (ii) each of its partner as a personal obligation and not depend on whether he is at the relevant time an active or inactive Partner.

§ 8

CONTRACTUAL PENALTY

1.	For each individual event of violation (the Violation) of the post contractual non – compete provisions according to § 7, a penalty (the Penalty) shall fall due in an amount of EUR 25,000 which is to be paid by the Contractor and any of its violating Partners. A Violation exists if the Contractor or any of its Partners violate the post contractual non – compete provisions according to § 7 once or several times on the same day.

2.	In case of a continued Violation, the Penalty shall be limited – in each calendar month- to an amount of EUR 50,000. A continued Violation for the same competitor exists if the same violating Partner or the Contractor renders competing services on two or more days in a calendar month due to an occupation for the same competitor.

3.	Any other possible claims of the Principal shall remain unaffected, including the right for Injunctive Relief and/or to request the omission (Unterlassung) of future violating acts or claims for damages exceeding the amount of the contractual penalty.

§ 9

CONFIDENTIALITY/DOCUMENTS

1.	The Contractor shall keep strictly confidential any matter, or particular trade and business secrets, relating to the Principal which the Contractor discovers implementing the Contractual Services and which are not generally known. This obligation also continues upon the termination/expiry of this Agreement.

2.	Upon termination/expiry of this Agreement, the Contractor shall hand over any documents concerning the Principal’s affairs or the DM Services or the Future DM Services (including correspondence, notes, drafts etc.) to the Principal or a third party named by the Principal. The Contractor shall have the right of retention of documents to the extend that such documents may be required to protect the interests of the Contractor.

3.	For the avoidance of doubt, data regarding confidential affairs according to § 7.2 or regarding documents to be handed over upon termination/expiry of this Agreement shall be removed from the Contractor’s IT-equipment or, if removal is not feasible, shall be destroyed after hard copies have been handed over.

4.	The Contractor shall ensure that the obligations under this § 7 be fulfilled by any of its Partners, employees or, to the extent permitted under this Agreement, service providers.

§ 10

DURATION/TERMINATION

1.	The Contractor shall commence to provide the Contractual Services as of 1st of July, 2008. This Agreement shall not expire unless terminated by either party.

2.	This Agreement may be terminated by either party by giving six-month notice to the end of a calendar quarter, but not prior to 31 March 2011.

3.	Any termination notice must be in writing in order to become effective.

§ 11

GENERAL OBLIGATIONS OF THE CONTRACTOR

1.	The Contractor’s staff shall be led by Dr. Josef Leiter.

2.	The Contractor holds all public permits required under applicable law for the performance of the Contractual Services under this Agreement.

§ 12

GENERAL OBLIGATIONS OF THE PRINCIPAL

1.	To the extent available, the Principal shall provide the Contractor with all information related to the DM Services or the Future DM Services necessary for the implementation of the Contractual Services under this Agreement.

2.	The Principal shall ensure that the Contractor is furnished with the powers of attorney necessary for the implementation of the Contractual Services under this Agreement. The scope of any power of attorney is subject to the Principal’s discretion.

§ 13

ASSIGNMENT OF RIGHTS AND OBLIGATIONS / SUB-CONTRACTING

The Contractor shall not be entitled to assign any rights or obligations under this Agreement to any third party, or to sub-contract any of its obligations under this Agreement to any third party. For the avoidance of doubt, this shall not prevent the Contractor from retaining professional administrative support from third parties.

§ 14

LIABILITY CAP / INDEMNITY

1.	The Contractor’s liability under this Agreement vis-à-vis the Principal shall be limited to damages (Vermögensschäden) resulting from gross negligence or wilful misconduct, as determined by a German court, and shall not exceed EUR 30,000 (thirtythousand). Subsequent damages (Folgeschäden) are excluded.

2.	The Principal shall indemnify the Contractor against any liability or damages relating to or arising out of the performance of the Contractual Services or any transaction or matter which is related to the Contractual Services, unless such liability or damage results from the Contractor’s gross negligence or wilful misconduct.

§ 15

MISCELLANEOUS

1.	This Agreement does not establish an employment or partnership between the Principal and the Contractor or the Consultant.

2.	Modifications of or amendments to this Agreement must be made in writing in order to become effective. The same applies to a modification of this provision. There are no written or oral agreements other than those reflected in this Agreement.

3.	Should an individual provision of this Agreement become ineffective, the remaining provisions continue to apply. The ineffective provisions shall be replaced by a provision that comes closest to the economic interests of the parties underlying the ineffective provision. The same shall apply if this Agreement contains a gap.

4.	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. The venue shall be Munich unless otherwise provided for by mandatory law.

Annex 1

Contractual Services

1.	DM CONSULTANCY SERVICES

Responsibilities include (i) supporting client development, and (ii) developing product market strategy.

2.	ADVISORY SERVICES

The Advisory Services include in particular future developments in the health care environment and the advising of the Principal in this respect.

For the Principal:	For the Contractor:

Munich, 26.6.2008	Grünwald, 26.06.2008

(Dr. Alexander Molnar)	(Dr. Josef Leiter)

For the Partners: 26.06.2008

Grünwald,

(Dr. Josef Leiter)

(Dr. Stefanie Leiter)